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                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
                          YEAR ENDED DECEMBER 31, 1997

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                                                 COMMON STOCK AND EQUIVALENTS
                                                 ------------------------------
                                                   NO. OF     DECEMBER 31, 1997
                                                   SHARES     WEIGHTED AVERAGE
      DATE                                       OUTSTANDING       SHARES
      ----                                       -----------  -----------------
 COMMON STOCK:
      12/31/96 Shares Outstanding.............    6,593,650         6,593,650
               Options and Warrants Exercised
       Various in 1997........................       13,450             9,673
               Wavefield Image, Inc.
        7/1/97 Acquisition....................      100,000            50,000
       8/26/97 Public Offering................    3,680,000         1,286,021
               Wavefield Image, Inc.
       12/2/97 Acquisition....................      150,000            12,096
               Adjustment for fractional
               shares.........................           (4)               (2)
                                                 ----------     -------------
               SHARES OUTSTANDING AT DECEMBER
               31, 1997.......................   10,537,096         7,951,438
 COMMON STOCK EQUIVALENTS AT DECEMBER 31, 1997:
               Options to Purchase Common
               Stock..........................    1,768,632     Anti-dilutive
               Placement Warrants.............       30,640     Anti-dilutive
               Redeemable Warrants............    3,300,000     Anti-dilutive
               Unit Purchase Options..........      586,956     Anti-dilutive
               Non-Redeemable Bridge Warrants.      225,028     Anti-dilutive
               Underwriter Warrants...........      320,000     Anti-dilutive
                                                 ----------     -------------
                                                 16,768,352         7,951,438
                                                 ==========     =============

  Since the Company had a net loss for the year ended December 31, 1997, the effect of any dilution from common stock equivalents would be anti-dilutive and consequently not considered. Therefore, basic and diluted earnings per share are the same as weighted average shares outstanding.

 LOSS PER SHARE COMPUTATION:
               Net Loss for the Year Ended
                December 31, 1997.............                  $  (6,152,127)
               Divided By Weighted Average
                Common Shares and Common Share
                Equivalents...................                      7,951,438
                                                                -------------
               LOSS PER SHARE.................                  $       (0.77)
                                                                =============
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